POWER OF ATTORNEY
                     (Limited to Execution of Forms 4 and 5)



I, Rebecca A. Hoyt, do hereby constitute and appoint Cheri L. Peper and Jeffrey
B. King (with full power to each of them to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Apache Corporation on Forms 4 and 5 as may be deemed advisable. I hereby ratify and confirm all that each such agent and attorney-in-fact may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by Apache Corporation.

This power of attorney shall remain in full force and effect until I am no longer required to file Forms 4 and 5 with respect to changes in my beneficial ownership of securities issued by Apache Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 3rd day of November 2006.


                                                  /s/ Rebecca A. Hoyt
                                            -----------------------------------
                                                     Rebecca A. Hoyt

State of Texas  ss.
                         ss.
County of Harrisss.

On this 3rd day of November 2006, before me personally came Rebecca A. Hoyt, to me known, and acknowledged this instrument. Witness my hand and official seal.


                                                   /s/ Melinda Jenkins
                                                   -------------------
                                                      Notary Public
[Seal for Melinda Jenkins]
[Notary Public, State of Texas]
[My Commission Expires 07-25-2008]